UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Glorioso, Robert M.
   Nx Networks, Inc.
   13595 Dulles Technology Drive
   Herndon, Virginia  20171
   USA
2. Issuer Name and Ticker or Trading Symbol
   Nx Networks, Inc.
   (NXWX)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   03/31/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |      |P   | |5,625             |A  |           |5,625              |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Time Options (Right to|$1.28   |3/17/|P   | |35,000     |A  |(1)  |3/17/|Common Stock|35,000 |       |35,000      |D  |            |
 Buy)                 |        |01   |    | |           |   |     |11   |            |       |       |            |   |            |
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Time Options (Right to|$0.75(2)|     |    | |           |   |(3)  |4/17/|Common Stock|50,000 |       |            |D  |            |
 Buy)                 |        |     |    | |           |   |     |10   |            |       |       |            |   |            |
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Non-Qualified  Stock O|$0.8130(|     |    | |           |   |     |11/03|Common Stock|3,000  |$24.500|            |D  |            |
ption (Right to Buy)  |2)      |     |    | |           |   |     |/08  |            |       |0      |            |   |            |
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Non-Qualified  Stock O|$0.8130(|     |    | |           |   |     |11/03|Common Stock|2,000  |$24.250|            |D  |            |
ption (Right to Buy)  |2)      |     |    | |           |   |     |/08  |            |       |0      |            |   |            |
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Non-Qualified  Stock O|$0.8130(|     |    | |           |   |     |11/03|Common Stock|1,500  |$25.000|            |D  |            |
ption (Right to Buy)  |2)      |     |    | |           |   |     |/08  |            |       |0      |            |   |            |
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Non-Qualified  Stock O|$0.8130(|     |    | |           |   |     |11/03|Common Stock|1,000  |$24.750|            |D  |            |
ption (Right to Buy)  |2)      |     |    | |           |   |     |/08  |            |       |0      |            |   |            |
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Non-Qualified  Stock O|$0.8130(|     |    | |           |   |     |11/03|Common Stock|1,000  |$24.687|            |D  |            |
ption (Right to Buy)  |2)      |     |    | |           |   |     |/08  |            |       |5      |            |   |            |
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Non-Qualified  Stock O|$0.8130(|     |    | |           |   |     |11/03|Common Stock|250    |$24.875|            |D  |            |
ption (Right to Buy)  |2)      |     |    | |           |   |     |/08  |            |       |0      |            |   |            |
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Non-Qualified  Stock O|$2.1000(|     |    | |           |   |     |06/25|Common Stock|250    |$24.875|            |D  |            |
ption (Right to Buy)  |2)      |     |    | |           |   |     |/07  |            |       |0      |            |   |            |
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Non-Qualified  Stock O|$2.1000(|     |    | |           |   |     |06/25|Common Stock|500    |$24.562|            |D  |            |
ption (Right to Buy)  |2)      |     |    | |           |   |     |/07  |            |       |5      |            |   |            |
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Non-Qualified  Stock O|$2.1000(|     |    | |           |   |     |6/25/|Common Stock|500    |$24.375|            |D  |            |
ption (Right to Buy)  |2)      |     |    | |           |   |     |07   |            |       |0      |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) 2,933 shares will vest and become exercisable each month for a period of one year from the date of grant.
(2)  Repriced to $0.75, effective December 22,
2000.
(3) Options to purchase shares of Common Stock vested and became exercisable as to 12.5% of these options on the date of grant, and the remainder will vest and become exercisable on each subsequent quarter-annual anniversary of the date of grant to the extent of 12.5% of these options.
SIGNATURE OF REPORTING PERSON
/s/ Robert M. Glorioso
DATE
April 10, 2001